Exhibit 4.2

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of January 29, 2019 (this “Agreement”), by and among AutoZone, Inc., a Nevada corporation (the “Company” ), The Bank of New York Mellon Trust Company N.A., (as successor in interest to Bank One Trust Company, N.A.), a national banking association (the “Prior Trustee”), and Regions Bank, an Alabama banking corporation (the “Successor Trustee”).

RECITALS

WHEREAS, pursuant to an Indenture dated as of August 8, 2003 (the “Indenture”), between the Company and the Prior Trustee, the Company has heretofore issued nine series of its Securities (each, a “Series”) as described on Exhibit A attached hereto; and

WHEREAS, the Prior Trustee has indicated to the Company the Prior Trustee’s willingness to resign as Trustee, Registrar and Paying Agent for each Series; and

WHEREAS, the Company desires to appoint the Successor Trustee to succeed the Prior Trustee as Trustee, Registrar and Paying Agent under each Series; and

WHEREAS, the Successor Trustee is willing to accept such appointment as Trustee, as Registrar and Paying Agent for each Series under the Indenture;

NOW, THEREFORE, the Company, the Prior Trustee and the Successor Trustee, for and in consideration of the premises of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE I

THE PRIOR TRUSTEE

SECTION 1.01 The Prior Trustee hereby resigns as Trustee, Registrar and Paying Agent under the Indenture, effective as of the Effective Time (as defined below).

SECTION 1.02 The Prior Trustee hereby acknowledges that all sums owned to it in its capacity as Trustee for each Series under the Indenture pursuant to Section 8.7 of the Indenture have been paid.

SECTION 1.03 As of the Effective Time, the Prior Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Prior Trustee in and to the trusts of the Trustee with respect to each Series under the Indenture and all the rights, powers and trusts of the Trustee with respect to each Series under the Indenture. The Prior Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers and trust hereby assigned, transferred, delivered and confirmed to the Successor Trustee as Trustee, Registrar and Paying Agent.

SECTION 1.04 On or prior to the Effective Time, the Prior Trustee will deliver (i) all monies and securities held with respect to each Series under the Indenture and (ii) the items in its possession listed on Exhibit B to the Successor Trustee.

ARTICLE II

THE COMPANY AND THE PRIOR TRUSTEE

SECTION 2.01 The Company hereby waives the notice period required by Section 8.8 of the Indenture and accepts the resignation of the Prior Trustee as Trustee, Registrar and Paying Agent under each Series under the Indenture.

SECTION 2.02 Pursuant to Section 8.8 of the Indenture, the Company hereby appoints the Successor Trustee as Trustee, Registrar and Paying Agent under each Series under the Indenture, effective as of the Effective Time.

SECTION 2.03 The Company hereby represents and warrants to Prior Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Nevada.

(b)	The Indenture was validly and lawfully executed and delivered by the Company and the Securities were validly issued by the Company.

(c)

The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 7.1 of the Indenture.

(e)

No covenant or condition contained in the Indenture has been waived by Company or, to the best of Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)

There is no action, suit or proceeding pending or, to the best of Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any action or omission by Company under the Indenture.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of Company and constitutes its legal, valid and binding obligation.

(h)	All conditions precedent relating to the appointment of Regions Bank as successor Trustee under the Indenture have been complied with by the Company.

SECTION 2.04 The Prior Trustee hereby represents and warrants to Company and Successor Trustee that:

(a)	The Indenture was validly and lawfully executed and delivered by the Prior Trustee.

(c)

The Prior Trustee has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof until the Effective Time, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 7.1 of the Indenture.

(e)

No covenant or condition contained in the Indenture has been waived by the Prior Trustee or, to the best of the Prior Trustee’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)

There is no action, suit or proceeding pending or, to the best of Prior Trustee’s knowledge, threatened against the Prior Trustee before any court or any governmental authority arising out of any action or omission by Prior Trustee under the Indenture.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of Prior Trustee and constitutes its legal, valid and binding obligation.

ARTICLE III

THE SUCCESSOR TRUSTEE

SECTION 3.01 The Successor Trustee hereby represents and warrants to the Prior Trustee and to the Company that the Successor Trustee meets the eligibility requirements for serving as Trustee, Registrar and Paying Agent under each Series under the Indenture, including, without limitation, Section 8.10 of the Indenture.

SECTION 3.02 Pursuant to Section 8.8 of the Indenture, the Successor Trustee hereby accepts its appointment as the Successor Trustee, Registrar and Paying Agent under each Series under the Indenture, effective as of the Effective Time.

SECTION 3.03 Promptly after the execution and delivery of this Agreement, the Successor Trustee, on behalf of the Company, shall cause a written notice to be sent to the Holders of the Securities of each Series informing such Holders of the resignation of the Prior Trustee and the appointment of the Successor Trustee as Trustee, Registrar and Paying Agent.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01 Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 4.02 The resignation of the Prior Trustee as Trustee, Registrar and Paying Agent and the appointment and acceptance of the Successor Trustee as Trustee, Registrar and Paying Agent shall be effective as of the opening of business on February 8, 2019 (the “Effective Time”), provided that each of the parties hereto shall have executed and delivered this Agreement by such time.

SECTION 4.03 The Company acknowledges its obligation set forth in Section 8.7 of the Indenture to indemnify Prior Trustee for, and to hold Prior Trustee harmless against, any loss, liability and expense incurred (i) without negligence or bad faith on the part of the Prior Trustee or any officer, director, employee, shareholder or agent of the Prior Trustee and (ii) arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof).

SECTION 4.04 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 4.05 All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE PRIOR TRUSTEE:

The Bank of New York Mellon Trust Company, N.A.

Corporate Trust Services

10161 Centurion Parkway North

Jacksonville, FL 32256

TO THE SUCCESSOR TRUSTEE:

Regions Bank

Corporate Trust Services

1180 West Peachtree Street

Suite 1200

Atlanta, GA 30309

Attention: Kristine Prall

TO THE COMPANY:

AutoZone, Inc.

123 South Front Street, Dept. 8074

Memphis, TN 38103

Attention: General Counsel

SECTION 4.06 This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 4.07 The persons signing this Agreement on behalf of the Company, Successor Trustee and Prior Trustee are duly authorized to execute it on behalf of the each party, and each party warrants that it is authorized to execute this Agreement and to perform its duties hereunder.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed and acknowledged all as of the day and year first above written.

AUTOZONE, INC., as the Company

By:	/s/ Brian L. Campbell
Name:	Brian L. Campbell
Title:	VP-Tax, Treasury, IR

By:	/s/ William T. Giles
Name:	William T. Giles
Title:	EVP / CFO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Prior Trustee

By:	/s/ Kandy Williams
Name:	Kandy Williams
Title:	Associate

REGIONS BANK, as Successor Trustee

By:	/s/ Kristine Prall
Name:	Kristine Prall
Title:	Vice President

EXHIBIT A

Series of Securities

Description	Principal	Rate	Maturity	CUSIP
1.625% Senior Notes	$250.0	1.625%	4/21/2019	053332 AU6
4.000% Senior Notes	$500.0	4.000%	11/15/2020	053332 AL6
2.500% Senior Notes	$250.0	2.500%	4/15/2021	053332 AS1
3.700% Senior Notes	$500.0	3.700%	4/15/2022	053332 AM4
2.875% Senior Notes	$300.0	2.875%	1/15/2023	053332 AN2
3.125% Senior Notes	$500.0	3.125%	7/15/2023	053332 AP7
3.250% Senior Notes	$400.0	3.250%	4/15/2025	053332 AR3
3.125% Senior Notes	$400.0	3.125%	4/21/2026	053332 AT9
3.75% Senior Notes	$600.0	3.75%	6/1/2027	053332 AV4